Exhibit 99.1

FOR IMMEDIATE RELEASE: Tuesday, May 18, 2010	FOR FURTHER INFORMATION: Rich Sheffer (952) 887-3753

DONALDSON INCREASES FULL YEAR GUIDANCE BASED ON PRELIMINARY
THIRD QUARTER RESULTS

MINNEAPOLIS, May 18, 2010-- Donaldson Company, Inc. (NYSE: DCI) announced today its preliminary fiscal 2010 third quarter results.

Preliminary Financial Results:

•	We expect our third quarter sales will be $498 million versus $413 million last year. Sales increased in most of our end markets as the global economy continues to recover.

•	We anticipate that our third quarter operating margin will be approximately 14.5 percent, including approximately $4 million related to restructuring and asset impairment charges.

•

Based on the assumptions above, we estimate that our third quarter EPS will be between $0.61 and $0.63 per share, compared to $0.34 in last year’s third quarter. Excluding the restructuring and asset impairment charges, we estimate that our third quarter EPS will be between $0.64 and $0.66 per share versus $0.40 last year.

FY10 Outlook:

•

We now expect our full year FY10 sales to be between $1.83 billion and $1.86 billion, with higher local currency sales being offset by foreign currency translation due to the recent strengthening of the U.S. Dollar versus the Euro.

•	We forecast margins to remain strong with our full year operating margin in the range of 12.3 to 12.9 percent, and anticipate our full year EPS to be between $2.01 and $2.11.

•

Excluding the impact of restructuring and asset impairment charges, we estimate our full year EPS to be between $2.10 and $2.20. We do not expect to incur any additional significant restructuring costs during the balance of fiscal 2010.

We will release our full third quarter results on Monday, May 24th, after market close, and host a live webcast of our earnings call on Tuesday, May 25th, at 10:00 a.m. CT. We will provide additional details on our third quarter results and our fiscal 2010 guidance at that time.

About Donaldson Company

Donaldson is a leading worldwide provider of filtration systems that improve people’s lives, enhance our Customers’ equipment performance, and protect our environment. We are a technology-driven Company committed to satisfying our Customers’ needs for filtration solutions through innovative research and development, application expertise, and global presence. Our employees contribute to the Company’s success by supporting our Customers at our more than 100 sales, manufacturing, and distribution locations around the world. Donaldson is a member of the S&P MidCap 400 and Russell 1000 indices, and our shares trade on the NYSE under the symbol DCI. Additional information is available at www.donaldson.com.

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Donaldson Company, Inc.

May 18, 2010

SAFE HARBOR STATEMENT UNDER THE SECURITIES REFORM ACT OF 1995

The Company desires to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “Act”) and is making this cautionary statement in connection with such safe harbor legislation. This announcement contains forward-looking statements, including forecasts, plans, and projections relating to our business and financial performance and global economic conditions, which involve uncertainties that could materially impact results.

The Company wishes to caution investors that any forward-looking statements are subject to uncertainties and other risk factors that could cause actual results to differ materially from such statements, including but not limited to risks associated with: world economic factors and the ongoing economic uncertainty that is impacting many regions of the world, the reduction in sales volume and orders, our Customers’ financial condition, the potential for some OEM Customers to increase their reliance on their own filtration capabilities, currency fluctuations, commodity prices, political factors, the Company’s international operations, highly competitive markets, governmental laws and regulations, including the impact of the economic stimulus and financial reform measures being implemented by governments around the world, the implementation of our new information systems, potential global events resulting in instability and unpredictability in the world’s markets, including financial bailouts of sovereign nations, political changes, military and terrorist activities, health outbreaks, and other factors included in our Annual and Quarterly Reports. We undertake no obligation to publicly update or revise any forward-looking statements.

NON-GAAP FINANCIAL MEASURES

Although net earnings excluding restructuring and asset impairment charges and net earnings per share assuming dilution excluding restructuring and asset impairment charges are not measures of financial performance under GAAP, the Company believes they are useful in understanding its financial results. Both net earnings excluding restructuring and asset impairment charges and earnings per share excluding restructuring and asset impairment charges provide a comparable measure for understanding the results of the Company as compared to prior periods. A shortcoming of these financial measures is that they do not reflect the Company’s actual results under GAAP. Management does not intend these items to be considered in isolation or as a substitute for the related GAAP measures.

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